EXHIBIT 23.1



                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2005 Stock Compensation Plan of Swift Energy Company of our reports dated March 11, 2005, with respect to the consolidated financial statements of Swift Energy Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Swift Energy Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Swift Energy Company, filed with the Securities and Exchange Commission.


                                                 /s/ ERNST & YOUNG LLP


Houston, Texas
December 16, 2005